Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Steve Pavlovich
Investor Relations
(510) 743-6833
spavlovich@opnext.com
OPNEXT REPORTS THIRD FISCAL QUARTER UNAUDITED OPERATING RESULTS
Fremont, CA. (February 3, 2011) Opnext, Inc. (NASDAQ: OPXT), a global leader in the design and manufacturing of optical modules and components, today announced unaudited financial results for its third fiscal quarter ended December 31, 2010.
Financial Highlights for the Third Fiscal Quarter Ended December 31, 2010:
•
Revenue increased $10.7 million, or 12.4%, to $97.1 million, compared to $86.4 million in the quarter ended September 30, 2010. Revenue from sales of 10Gbps and below products increased $5.3 million, or 9.3%, to $61.8 million, compared to the quarter ended September 30, 2010, primarily as a result of increased sales of SFP+ and X2 modules. Revenue from sales of 40Gbps and above products increased $5.2 million, or 23.5%, to $27.4 million, compared to the quarter ended September 30, 2010, primarily as a result of an increase in module sales. Revenue from sales of industrial and commercial products increased $0.2 million, or 2.7%, to $7.9 million, compared to the quarter ended September 30, 2010.

•
Revenue increased $21.0 million, or 27.6%, from $76.1 million in the quarter ended December 31, 2009. Revenue from sales of 10Gbps and below products increased $6.7 million, or 12.2%, compared to the quarter ended December 31, 2009. The growth in revenue from 10Gbps and below products was driven by increased sales of XFP, 300 pin, and SFP+ modules, partially offset by decreased sales of Xenpak and X2 modules. Revenue from sales of 40Gbps and above products increased $10.6 million, or 63.3%, compared to the quarter ended December 31, 2009, primarily as a result of increased sales of modules partially offset by decreased sales of 40Gbps subsystems. Revenue from sales of industrial and commercial products increased $3.7 million, or 88.3%, compared to the quarter ended December 31, 2009.

•
Alcatel-Lucent and Cisco Systems, Inc. each represented 10% or more of total revenues in the quarter ended December 31, 2010. Combined, sales to these two customers represented 33% of total revenues compared to 34% in the quarter ended September 30, 2010.

•
Gross margin was 20.0% for the quarter ended December 31, 2010, compared to 20.4% in the quarter ended September 30, 2010. Non-GAAP gross margin was 21.5% in the quarter ended December 31, 2010, compared to 22.2% in the quarter ended September 30, 2010. Compared to the quarter ended September 30, 2010, gross margin percentage was unfavorably impacted by lower average per unit selling prices and a 90 basis point negative impact from foreign currency exchange rate fluctuations and favorably impacted by higher sales volumes and a higher mix of 40Gbps and above revenues.

•
Operating loss was $10.0 million for the quarter ended December 31, 2010, compared to an operating loss of $13.6 million for the quarter ended September 30, 2010. Non-GAAP operating loss was $5.3 million for the quarter ended December 31, 2010, compared to $9.8 million for the quarter ended September 30, 2010. The decrease in the non-GAAP operating loss primarily resulted from higher absolute gross margin and lower research and development expenses. Non-GAAP research and development expense decreased from $16.0 million in the quarter ended September 30, 2010 to $13.3 million in the quarter ended December 31, 2010, primarily due to lower material and outsourcing costs related to advanced product development programs.

•
Net loss was $10.2 million for the quarter ended December 31, 2010, or $0.11 per fully diluted share, compared to a net loss of $14.4 million, or $0.16 per fully diluted share, for the quarter ended September 30, 2010. Non-GAAP net loss for the quarter ended December 31, 2010 was $5.5 million, or $0.06 per fully diluted share, compared to a non-GAAP net loss of $10.7 million, or $0.12 per fully diluted share, for the quarter ended September 30, 2010.

•
Cash and cash equivalents decreased by $10.1 million to $87.4 million at December 31, 2010, compared to $97.5 million at September 30, 2010, reflecting $2.0 million of cash used in operations, $3.4 million of short-term debt payments, $2.9 million of capital lease payments, $1.2 million of capital expenditures and a $0.6 million unfavorable impact from foreign currency exchange fluctuations. Other than cash and cash equivalents, net current assets increased by $2.3 million as a result of a $3.7 million increase in accounts receivable and a $6.9 million increase in inventories, partially offset by an $8.3 million increase in accounts payable, accrued expenses and net other assets and liabilities.

•
EBITDA was negative $1.8 million for the quarter ended December 31, 2010, compared to negative $6.4 million for the quarter ended September 30, 2010. Adjusted EBITDA was positive $1.1 million for the quarter ended December 31, 2010, compared to negative $4.4 million for the quarter ended September 30, 2010.

Reconciliations between gross margin, operating loss and net loss on a GAAP basis and a non-GAAP basis and net loss to EBITDA and Adjusted EBITDA are provided in the tables appearing at the end of this release.
Market Observations and Guidance:
“We are pleased to report another quarter of solid growth,” said Harry Bosco, Opnext’s President and CEO. “At $97.1 million, revenue in the December quarter set another record for Opnext and represented the fourth consecutive quarter of growth,” continued Mr. Bosco. “Led by strong 40Gbps and above module sales, the growth was broad based across most product lines and together with lower R&D spending facilitated our return to positive Adjusted EBITDA. We will continue to focus our efforts on returning to profitability as we continue to invest in our future.”
“Looking ahead to our fourth fiscal quarter ending March 31, 2011, we expect revenues from sales of 40Gbps and above modules to continue to grow while most of our product portfolio will be affected by calendar year-end price adjustments. Based on the foregoing, we expect revenues to be between $97.0 million and $102.0 million in our fourth fiscal quarter ending in March 2011,” concluded Mr. Bosco.
Forward-Looking Statements:
Statements made in this press release include forward-looking statements, including, but not limited to, those related to future revenues, growth of revenues, market position, acceptance of certain new products, management’s expectations with respect to the Company’s initiatives, position for future growth, the general market outlook and the outlook for the industry. These statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among other things:
•
projected revenues for the quarter ending March 31, 2011, as well as the general outlook for the future, are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but are beyond management’s control; and

•
the market in which the Company operates is volatile, implementation of operating strategies may not achieve the desired impact relative to changing market conditions and the success of these strategies will depend on the effective implementation of our strategies while minimizing organizational disruption.

Other factors that could cause the Company’s future, including future financial position and results from operations, to differ from current expectations include: the impact of rapidly changing technologies; the impact of competition on product development and pricing; the success of the Company’s research and development efforts; the ability of the Company to source critical parts and to react to changes in general industry and market conditions, including regulatory developments; expenses associated with litigation; rights to intellectual property; market trends and the adoption of industry standards; the ability of the Company to realize the value from the acquisition of StrataLight Communications, Inc.; and consolidations within or affecting the optical modules and components industry. These factors are not intended to be an all-encompassing list of risks and uncertainties that may affect the Company’s business. Additional information regarding these and other factors can be found in the Company’s reports filed with the Securities and Exchange Commission, including under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K filed on June 14, 2010, as amended, as well as the Company’s press releases and other periodic filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company expressly disclaims any obligation to update these statements, publicly or otherwise, whether as a result of new information, future events or otherwise, except to comply with applicable federal and state securities laws.

Conference Call:
The Company’s management will conduct a conference call at 1:30 p.m. PT, today, Thursday, February 3, 2011, to discuss these results in detail. You may participate in this conference call by dialing 866-365-3198 (United States) or 702-928-6762 (International) prior to the start of the call and providing the Opnext, Inc. name and Conference ID# 38248766. A replay of the conference call can be accessed starting approximately four hours after the call through Thursday, February 17, 2011, by dialing 800-642-1687 (United States) or 706-645-9291 (International) and using the Conference ID# 38248766. A live webcast of the call will be accessible on the Investor Relations section of the Company’s website at http://www.opnext.com. A replay of the webcast will be available following the conclusion of the call on the webcast archive page under Events and Presentations in the Investor Relations section of the website.
(OPXT-G)
About Opnext:
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolios of 10G and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.

Opnext, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2010	March 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$87,437	$132,643
Trade receivables, net	73,505	54,849
Inventories	118,311	93,018
Prepaid expenses and other current assets	8,368	4,755

Total current assets	287,621	285,265
Property, plant and equipment, net	64,768	60,322
Purchased intangibles	18,860	24,220
Other assets	435	491

Total assets	$371,684	$370,298

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$67,329	$44,040
Accrued expenses	21,920	22,101
Short-term debt	20,976	21,430
Capital lease obligations	14,120	12,515

Total current liabilities	124,345	100,086
Capital lease obligations	14,201	11,202
Other long-term liabilities	6,851	5,470

Total liabilities	145,397	116,758

Total shareholders’ equity	226,287	253,540

Total liabilities and shareholders’ equity	$371,684	$370,298

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Nine months ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenues	$97,051	$76,065	$262,293	$242,349
Cost of sales	76,244	62,500	206,218	191,559
Amortization of acquired developed technology	1,445	1,445	4,335	4,335

Gross margin	19,362	12,120	51,740	46,455
Research and development expenses	13,656	17,475	46,480	55,272
Selling, general and administrative expenses	15,369	13,179	43,773	41,127
Amortization of purchased intangibles	342	342	1,026	8,898
Loss on disposal of property and equipment	—	170	239	180

Operating loss	(10,005)	(19,046)	(39,778)	(59,022)
Interest expense, net	(225)	(178)	(614)	(432)
Other income (expense), net	124	422	(354)	(882)

Loss before income taxes	(10,106)	(18,802)	(40,746)	(60,336)
Income tax (expense) benefit	(74)	222	(121)	126

Net loss	$(10,180)	$(18,580)	$(40,867)	$(60,210)

Net loss per share:
Basic	$(0.11)	$(0.21)	$(0.45)	$(0.68)
Diluted	$(0.11)	$(0.21)	$(0.45)	$(0.68)

Weighted average number of shares used in computing net loss per share:
Basic	89,892	88,960	89,885	88,808
Diluted	89,892	88,960	89,885	88,808

Opnext, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended		Nine months ended
	December 31,		December 31,
	2010	2009	2010	2009
Cash flows from operating activities
Net loss	$(10,180)	$(18,580)	$(40,867)	$(60,210)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,263	5,444	18,064	17,054
Amortization of purchased intangibles	1,787	1,787	5,361	13,233
Stock-based compensation expense associated with the StrataLight Employee Liquidity Bonus Plan	—	(1,856)	—	1,179
Stock-based compensation expense associated with equity awards	2,367	1,672	6,311	5,010
Loss on disposal of property and equipment	—	170	239	180
Changes in net current assets excluding cash and cash equivalents	(2,282)	7,549	(17,043)	12,916

Net cash used in operating activities	(2,045)	(3,814)	(27,935)	(10,638)
Cash flows from investing activities
Capital expenditures	(1,135)	(2,394)	(6,324)	(5,179)

Net cash used in investing activities	(1,135)	(2,394)	(6,324)	(5,179)
Cash flows from financing activities
Payments on short-term debt	(3,433)	—	(3,433)	—
Payments on capital lease obligations	(2,932)	(2,592)	(8,525)	(8,086)
Exercise of stock options	—	—	55	4

Net cash used in financing activities	(6,365)	(2,592)	(11,903)	(8,082)
Effect of foreign exchange rates on cash and cash equivalents	(532)	103	956	1,323

Decrease in cash and cash equivalents	(10,077)	(8,697)	(45,206)	(22,576)
Cash and cash equivalents at beginning of period	97,514	155,030	132,643	168,909

Cash and cash equivalents at end of period	$87,437	$146,333	$87,437	$146,333

Non-cash financing activities
Capital lease obligations incurred	$(1,034)	$—	$(9,455)	$(109)

Opnext Non-GAAP Financial Measures
Management excludes certain charges and expenses from its gross margin and operating loss GAAP financial measures for the purpose of assessing the Company’s operating performance. Accordingly, the Company provides these non-GAAP measures as supplemental information, in addition to the GAAP presentation, in an effort to provide greater transparency and insight into management’s method of analysis. The Company also provides non-GAAP net loss and net loss per share financial measures to demonstrate the impact of its non-GAAP operating performance measures on these financial measures.
Our non-GAAP financial measures exclude the following items, each of which (with the exception of stock-based compensation expense and expenses associated with the resignation of the Company’s Chief Executive Officer) represents an acquisition-related expense of the Company, for the reasons set forth below:
Amortization of intangible assets and fair-value adjustment of acquired inventory: In connection with the acquisition of StrataLight Communications, Inc. (“StrataLight”), the Company acquired certain intangible assets related to developed product technology, order backlog, customer relationships and inventory, all of which were recorded at fair-value. The useful lives of the intangible assets range up to five years and the intangible assets are being amortized on a straight-line basis over their respective useful lives. The increase from historical cost to fair-value of acquired inventory is being realized as the goods are sold. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Business integration costs: During the quarter ended December 31, 2008, the Company began to incur costs associated with the integration of StrataLight. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Employee Liquidity Bonus Plan: As part of the acquisition of StrataLight, the Company assumed the costs of an employee bonus plan providing certain employees, directors and other designees of StrataLight with a portion of the merger consideration in the form of cash payments and the Company’s stock. Twenty-five percent (25%) of the plan awards vested on January 31, 2009, fifty percent (50%) vested on October 31, 2009 and the remaining twenty-five percent (25%) of the plan awards vested during the quarter ending March 31, 2010. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring activities: Subsequent to the acquisition of StrataLight, effective April 1, 2009, the Company relocated its corporate headquarters from Eatontown, NJ, to Fremont, CA, and during the quarter ended March 31, 2009, began to incur workforce-related charges, such as severance payments, retention bonuses and employee relocation costs related to a formal restructuring plan and building costs for facilities not required for ongoing operations. The Company believes these acquisition-related expenses are not indicative of its core operating performance.
Restructuring costs for the three-month period ended December 31, 2010 include $530,000 of expenses associated with the resignation of the Company’s Chief Executive Officer. The Company believes these expenses are non-recurring and not indicative of its core operating performance.
Stock-based compensation expense: Depending upon the size, timing and the terms of stock-based awards, the related non-cash compensation expense may vary significantly. The Company believes these non-cash expenses are not indicative of its core operating performance.

Opnext, Inc.

Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)

					Three Months
	Three Months Ended		Nine Months Ended		Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,
	2010	2009	2010	2009	2010
GAAP gross margin	$19,362	$12,120	$51,740	$46,465	$17,587
GAAP gross margin %	20.0%	15.9%	19.7%	19.2%	20.4%
Cost of sales adjustments:
Amortization of acquired developed technology	1,445	1,445	4,335	4,335	1,445
Stock-based compensation expense	105	159	437	491	119
Employee Liquidity Bonus Plan expense	—	148	—	943	—
Restructuring costs	—	335	28	335	—
Acquired inventory mark-up	—	—	—	977	—

Total cost of sales adjustments	1,550	2,087	4,800	7,081	1,564

Non-GAAP gross margin	$20,912	$14,207	$56,540	$53,546	$19,151

Non-GAAP gross margin %	21.5%	18.7%	21.6%	22.1%	22.2%

					Three Months
	Three Months Ended		Nine Months Ended		Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,
	2010	2009	2010	2009	2010
GAAP operating loss	$(10,005)	$(19,046)	$(39,778)	$(59,022)	$(13,575)
GAAP operating loss %	(10.3)%	(25.0)%	(15.2)%	(24.4)%	(15.7)%
Operating loss adjustments:
Amortization of purchased intangibles	342	342	1,026	$8,898	342
Total cost of sales adjustments	1,550	2,087	4,800	7,081	1,564
Research and development adjustments:
Stock-based compensation expense	334	320	1,132	952	411
Employee Liquidity Bonus Plan expense	—	1,024	—	4,500	—
Restructuring costs	—	156	209	374	53

Total research and development adjustments	334	1,500	1,341	5,826	464
Selling, general and administrative adjustments:
Stock-based compensation expense	1,928	1,193	4,742	3,567	1,361
Employee Liquidity Bonus Plan expense	—	383	—	1,823	—
Restructuring costs	536	417	704	1,472	9
Business integration costs	—	—	—	480	—

Total selling, general and administrative adjustment	2,464	1,993	5,446	7,342	1,370

Non-GAAP operating loss	$(5,315)	$(13,124)	$(27,165)	$(29,875)	$(9,835)

Non-GAAP operating loss %	(5.5)%	(17.3)%	(10.4)%	(12.3)%	(11.4)%

					Three Months
	Three Months Ended		Nine Months Ended		Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,
	2010	2009	2010	2009	2010
GAAP net loss	$(10,180)	$(18,580)	$(40,867)	$(60,210)	$(14,427)
GAAP net loss %	(10.5)%	(24.4)%	(15.6)%	(24.8)%	(16.7)%
GAAP net loss per share:
Basic	$(0.11)	$(0.21)	$(0.45)	$(0.68)	$(0.16)
Diluted	$(0.11)	$(0.21)	$(0.45)	$(0.68)	$(0.16)
Net loss adjustments:
Amortization of purchased intangibles	342	342	1,026	8,898	342
Total cost of sales adjustments	1,550	2,087	4,800	7,081	1,564
Total research and development adjustments	334	1,500	1,341	5,826	464
Total selling, general and administrative adjustments	2,464	1,993	5,446	7,342	1,370

Non-GAAP net loss	$(5,490)	$(12,658)	$(28,254)	$(31,063)	$(10,687)

Non-GAAP net loss %	(5.7)%	(16.6)%	(10.8)%	(12.8)%	(12.4)%

Non-GAAP net loss per share:
Basic	$(0.06)	$(0.14)	$(0.31)	$(0.35)	$(0.12)
Diluted	$(0.06)	$(0.14)	$(0.31)	$(0.35)	$(0.12)
Shares
Basic	89,892	88,960	89,885	88,808	89,889
Diluted	89,892	88,960	89,885	88,808	89,889

EBITDA and Adjusted EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net loss excluding the impact of net interest expense, income tax expense (benefit), depreciation and amortization of property, plant and equipment and amortization of purchased intangibles. Adjusted EBITDA represents EBITDA excluding the charges and expenses set forth in the table below. Such charges and expenses are excluded from EBITDA internally when evaluating our operating performance to permit a more meaningful comparison between our core business operating results over different periods of time as well as to those of other similar companies. Management believes that EBITDA and Adjusted EBITDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provide useful information about operating performance and period-over-period results, and provide additional information that is useful to investors in evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and Adjusted EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings from which capital investments are made and debt is serviced. However, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation of net loss, EBITDA and Adjusted EBITDA.

					Three Months
	Three Months Ended		Nine Months Ended		Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,
	2010	2009	2010	2009	2010
Earnings before interest, taxes, depreciation and amortization:
Net loss — GAAP	$(10,180)	$(18,580)	$(40,867)	$(60,210)	$(14,427)
Depreciation and amortization of property, plant and equipment	6,262	5,444	18,063	17,054	6,047
Amortization of purchased intangibles	1,787	1,787	5,361	13,233	1,787
Interest expense, net	225	178	614	432	203
Income tax expense (benefit)	74	(222)	121	(126)	26

EBITDA	$(1,832)	$(11,393)	$(16,708)	$(29,617)	$(6,364)
Stock-based compensation expense	2,367	1,672	6,311	5,010	1,891
Restructuring costs	536	908	941	2,181	62
Employee Liquidity Bonus Plan expense	—	1,555	—	7,266	—
Business integration costs	—	—	—	480	—
Acquired inventory mark-up	—	—	—	977	—

Adjusted EBITDA	$1,071	$(7,258)	$(9,456)	$(13,703)	$(4,411)